Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

28 June 2010

Cash Offer
for Scott Wilson Group plc by
CH2M HILL Star Holdings Limited,
a wholly-owned subsidiary of
CH2M HILL Companies, Ltd

Summary

•                  The board of CH2M HILL Companies, Ltd (“CH2M HILL”) announces the terms of a cash offer to be made by CH2M HILL Star Holdings Limited (the “Offeror”), a wholly-owned subsidiary of CH2M HILL, to acquire the entire issued and to be issued ordinary share capital of Scott Wilson.

•                  The Offer will comprise 245 pence in cash for each Scott Wilson Share (the “Offer Price”), valuing the entire issued and to be issued ordinary share capital of Scott Wilson at approximately £189 million. A Loan Note Alternative will also be made available under which Scott Wilson Shareholders may elect to receive all or part of the consideration to which they are entitled in the form of Loan Notes.

•                  The Offer Price represents a premium of approximately:

•                    182 per cent. to the closing price of 87.0 pence for each Scott Wilson Share on 4 June 2010, the last trading day prior to 7 June 2010, the date on which Scott Wilson announced that it had received approaches with regard to a possible acquisition of Scott Wilson;

•                    105 per cent. to the closing price of 119.5 pence for each Scott Wilson Share on 25 June 2010, the latest practicable Business Day prior to the date of this announcement; and

•                    168 per cent. to the average closing price of 91.3 pence for each Scott Wilson Share for the three months prior to and including 4 June 2010.

•                  CH2M HILL has acquired 9,656,277 Scott Wilson Shares, representing approximately 13.1 per cent. of the existing issued ordinary share capital of Scott Wilson.

•                  CH2M HILL has also received irrevocable undertakings from certain Scott Wilson Shareholders to accept the Offer in respect of 3,694,519 Scott Wilson Shares, representing in aggregate approximately 5.0 per cent. of the existing issued ordinary share capital of Scott Wilson. Further details of these irrevocable undertakings are set out in paragraph 6 to this announcement.

•                  Accordingly, in aggregate, CH2M HILL has acquired or has received irrevocable undertakings to accept the Offer in respect of 13,350,796 Scott Wilson Shares, representing approximately 18.1 per cent. of the existing issued ordinary share capital of Scott Wilson.

•                  The CH2M HILL Board believes that the combination of Scott Wilson and CH2M HILL will create a larger and stronger group and will represent to the customers of both companies an attractive international service provider. The CH2M HILL Board also believes that the transaction will provide a substantial professional opportunity for the respective employees of both Scott Wilson and CH2M HILL.

Commenting on the Offer, Lee McIntire, CH2M HILL’s Chairman said:

“The Offer we have announced today is superior to the offer announced this morning for Scott Wilson both in terms of value and the opportunities it will deliver to Scott Wilson, its business, customers and employees. CH2M HILL has a demonstrable track record of supporting and developing the businesses we acquire. Our collaborative culture, global presence and range of expertise enable us to help such businesses access enhanced opportunities.

We know Scott Wilson and respect the very capable people it has around the world. We believe that CH2M HILL’s model of employee ownership and our shared passion for customer service mean that our Offer not only provides shareholders with compelling value but will also provide the business and its employees with the best environment in which to fulfil their full potential.

While we would have preferred to make this Offer on a recommended basis, due to the contractual arrangements that Scott Wilson has with another party, we are making this proposal directly to Scott Wilson’s Shareholders at this time. We will be seeking a recommendation to this Offer from Scott Wilson’s board, and are confident that Scott Wilson’s Shareholders will be supportive of what we believe to be a compelling offer. We recognise the importance of providing early certainty to Scott Wilson’s employees and customers and are committed to progressing our interest as quickly as practicable.”

This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including the Appendices).  The Offer will be subject to the Conditions and further terms set out in the following announcement (including those in Appendix 1) and the terms and conditions to be set out in the Offer Documentation when issued.  Appendix 2 contains definitions of certain terms used in this summary and the following announcement. Appendix 3 contains the sources and bases of certain information used in this summary and in the following announcement.

Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Enquiries

CH2M HILL	Jacqueline Rast	+44 (0) 207 404 5959

Rothschild (Financial Adviser)	Paul Simpson	+44 (0) 207 280 5000
Stuart Vincent

Investec (Corporate Broker)	Keith Anderson	+44 (0) 207 597 5110
	Charlie Batten	+44 (0) 207 597 5184

Brunswick	Kate Holgate	+44 (0) 207 404 5959
Jayne Rosefield

This announcement does not constitute or form part of any offer or invitation to sell or purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by the Offer Documentation which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for CH2M HILL and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than CH2M HILL and the Offeror for providing the protections afforded to clients of Rothschild or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Rothschild nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Investec, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for CH2M HILL and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than CH2M HILL and the Offeror for providing the protections afforded to clients of Investec or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Investec nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Investec in connection with this announcement, any statement contained herein or otherwise.

The Offer shall be made solely by the Offeror and neither Rothschild nor Investec nor any of their respective affiliates are making the Offer.

The CH2M HILL Directors and the Offeror Directors accept responsibility for the information contained in this announcement save that the only responsibility accepted by them in respect of information in this announcement relating to the Scott Wilson Group, which has been compiled from public sources, is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the CH2M HILL Directors and the Offeror Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Notice to Overseas Scott Wilson Shareholders

The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are located. In particular, the Offer will not be made directly or indirectly into the United States, Canada, Australia or Japan. Persons who are not resident in the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Offer Documentation and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or the Offer Documentation.  Any representation to the contrary is a criminal offence.

Further details in relation to overseas Scott Wilson Shareholders will be contained in the Offer Documentation.

The Loan Notes that may be issued pursuant to the Offer are not, and will not be, registered under the United States Securities Act 1933, as amended, or under the relevant securities laws of any state, district or other jurisdiction of the United States. Accordingly, Loan Notes may not be offered, sold, resold or delivered, directly or indirectly in, into or from the United States (or to any residents thereof) if to do so would constitute a violation of the relevant laws of such jurisdiction. In addition, the relevant clearances and registrations have not been, and will not be, sought to enable the Loan Notes to be offered in compliance with the applicable securities laws of Canada, Australia or Japan (or any province or territory thereof, if applicable) or any other jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. Accordingly, Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from Canada, Australia or Japan (or to any residents thereof) or any other jurisdiction (or to residents in that jurisdiction) if to do so would constitute a violation of the relevant laws of such jurisdiction.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

In accordance with normal UK market practice, the Offeror or any person acting on its behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Scott Wilson Shares other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the UK.

Forward-Looking Statements

This announcement, including information included in this announcement, contains “forward-looking statements” concerning CH2M HILL and the CH2M HILL Group and Scott Wilson and the Scott Wilson Group that are subject to risks and uncertainties.  Information in this announcement relating to Scott Wilson has been compiled from published sources.  Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants.  Neither CH2M HILL nor the Offeror can give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither CH2M HILL nor the Offeror undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the CH2M HILL Group, the Scott Wilson Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Please be aware that addresses, electronic addresses and certain other information provided by Scott Wilson Shareholders, persons with information rights and other relevant persons (for example, participants in the Scott Wilson Share Schemes) for the receipt of communications from Scott Wilson may be provided to an offeror during the offer period as required under Section 4 of Appendix 4 to the Code.

Publication on websites

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on CH2M HILL’s website at www.ch2m.com during the course of the Offer.

If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

28 June 2010

Cash Offer
for Scott Wilson Group plc by
CH2M HILL Star Holdings Limited,
a wholly-owned subsidiary of
CH2M HILL Companies, Ltd

1.                                     Introduction

The board of CH2M HILL Companies, Ltd (“CH2M HILL”) announces the terms of a cash offer to be made by CH2M HILL Star Holdings Limited (the “Offeror”), a wholly-owned subsidiary of CH2M HILL, to acquire the entire issued and to be issued ordinary share capital of Scott Wilson.

2.                                     Summary of the Offer

The Offer, which will be subject to the Conditions and further terms set out below and in Appendix 1, and to be set out in the Offer Documentation when issued, is being made on the following basis:

245 pence in cash for each Scott Wilson Share.

On this basis, the Offer values Scott Wilson’s existing issued and to be issued ordinary share capital at approximately £189 million. A Loan Note Alternative is also being made available, details of which are set out in paragraph 7 below.

The Offer Price represents a premium of approximately:

•                    182 per cent. to the closing price of 87.0 pence for each Scott Wilson Share on 4 June 2010, the last trading day prior to 7 June 2010, the date on which Scott Wilson announced that it had received approaches with regard to a possible acquisition of Scott Wilson;

•                    105 per cent. to the closing price of 119.5 pence for each Scott Wilson Share on 25 June 2010, the latest practicable Business Day prior to the date of this announcement; and

•                    168 per cent. to the average closing price of 91.3 pence for each Scott Wilson Share for the three months prior to and including 4 June 2010.

•                  CH2M HILL has acquired 9,656,277 Scott Wilson Shares, representing approximately 13.1 per cent. of the existing issued ordinary share capital of Scott Wilson.

•                  CH2M HILL has also received irrevocable undertakings from certain Scott Wilson Shareholders to accept the Offer in respect of 3,694,519 Scott Wilson Shares, representing in aggregate approximately 5.0 per cent. of the existing issued ordinary share capital of Scott Wilson. Further details of these irrevocable undertakings are set out in paragraph 6 to this announcement.

•                  Accordingly, in aggregate, CH2M HILL has acquired or has received irrevocable undertakings to accept the Offer in respect of 13,350,796 Scott Wilson Shares, representing approximately 18.1 per cent. of the existing issued ordinary share capital of Scott Wilson.

The Scott Wilson Shares will be acquired by the Offeror fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing as at the date of this announcement or thereafter attaching thereto, including, without limitation, the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this announcement in respect of the Scott Wilson Shares.  If any dividend or other distribution in respect of the Scott Wilson Shares is declared, paid or made on or after the date of this announcement, the Offeror reserves the right to reduce the consideration payable for each Scott Wilson Share under the terms of the Offer by the amount per Scott Wilson Share of such dividend or distribution.

3.                                     Information on CH2M HILL and the Offeror

CH2M HILL is a leading global professional engineering, programme management and construction services firm.  CH2M HILL is an employee owned company which has been in business since 1946 as a professional partnership and was incorporated in 1965.  Headquartered in the United States, CH2M HILL currently has approximately 23,500 employees worldwide, working in over 150 offices and more than 70 countries, including the United States, Canada, the United Kingdom, Argentina, Australia, Brazil, China, Egypt, Germany, India, Ireland, Italy, Mexico, Poland, Qatar, Saudi Arabia, Russia, Singapore, Spain and the United Arab Emirates. CH2M HILL provides engineering, consulting, design, construction, procurement, operations and maintenance, project management and programme management services to a broad range of clients around the world, including national, state, provincial and local governments, as well as private sector businesses.

CH2M HILL performs services as the prime contractor, as subcontractor, or through joint ventures or partnership arrangements with other service providers. CH2M HILL operates in the following key markets: Water, Wastewater and Water Resources; Environmental Services; Transport; Energy and Chemicals; Power; Nuclear; Government Facilities and Infrastructure; Industrial and Advanced Technology; Operations Management; and Industrial Systems.

For the financial year ended 31 December 2009, CH2M HILL reported revenues of $5,499 million (2008: $5,589 million), operating income of $174 million (2008: $89 million), income before tax of $168 million (2008: $75 million) and income after tax of $122 million (2008: $48 million). At 31 March 2010, CH2M HILL reported net assets of $524 million (2008: $386 million).

The Offeror, a wholly-owned indirect subsidiary of CH2M HILL, was formed for the purpose of making the Offer. The entire issued share capital of the Offeror is held by CH2M HILL International Ltd, (a Delaware Corporation that is used by CH2M HILL as its holding company for operations outside of the United States) which is wholly-owned by CH2M HILL. The Offeror is a private limited company registered in England and was incorporated on 21 May 2010. The Offeror has not traded since incorporation, nor has it entered into any obligations, other than in connection with the Offer and the financing of the Offer.

4.                                     Information on Scott Wilson

Scott Wilson is a global integrated design and engineering firm for the built and natural environments. With its headquarters in the United Kingdom, the Scott Wilson Group has a worldwide network of 80 offices and over 5,500 employees. Scott Wilson offers strategic consultancy and multi-disciplinary professional services in the railways, buildings and infrastructure, environment and natural resources and roads sectors.

Scott Wilson’s principal operating regions are the United Kingdom, Asia-Pacific, Europe, India and the Middle East, with regional centres in London, Hong Kong, Warsaw, New Delhi and Dubai.

On 28 June 2010, Scott Wilson announced its audited preliminary statement of results for the 52 weeks ended 2 May 2010, reporting revenue (including share of joint ventures) of GBP340.4 million (2009: GBP360.0 million) and profits before tax of GBP18.0 million (2009: GBP9.4 million).

5.                                     Background to and reasons for the Offer

CH2M HILL knows Scott Wilson from its operations around the world and the CH2M HILL Board has been considering Scott Wilson for some time. The CH2M HILL Board believes that its model of employee ownership and the values the business shares with Scott Wilson in terms of its collaborative approach and passion for customer service mean that the proposed combination would provide Scott Wilson’s business and its employees with the best environment in which to fulfil their potential. The combination of Scott Wilson and CH2M HILL should place both companies in a much stronger position to realise their growth potential, enhancing their competitive positions in important infrastructure markets.

Scott Wilson’s infrastructure market segment focus and geographic footprint align well with CH2M HILL’s long and short term strategic objectives for expansion in Europe, India, China and the Middle East. The combination will also enable CH2M HILL to broaden its existing customer base and service capability in the US in particular in terms of accelerating the development of its rail and transit capabilities as well as broadening its offering in South America, notably in transport and infrastructure projects including in Brazil.

The acquisition of Scott Wilson will augment CH2M HILL’s executive leadership team and provides strong operations management and project delivery capabilities in targeted geographies, all of which align well with CH2M HILL’s strategic objectives to strengthen its international operations.

Furthermore, the acquisition will provide CH2M HILL with a strong platform for further development of CH2M HILL’s infrastructure and other businesses outside of the Americas.  The acquisition will increase CH2M HILL’s presence, project delivery capability, operational and project-level management ability, customer reach and delivery capacity in key geographies around the world.

6.                                     Irrevocable undertakings

CH2M HILL has received irrevocable undertakings from Artemis Investment Management Limited (“Artemis”) and Aviva Investors Global Services Limited (“Aviva”) to accept the Offer in respect of in aggregate 3,694,519 Scott Wilson Shares, representing in aggregate approximately 5.0 per cent. of the existing issued ordinary share capital of Scott Wilson.

The irrevocable undertaking from Artemis is in respect of 1,320,375 Scott Wilson Shares, representing approximately 1.8 per cent. of the existing issued ordinary share capital of Scott Wilson. This irrevocable undertaking will cease to be binding if a third party announces a firm intention to make an offer under which the consideration is not less than 10% greater than the value per Scott Wilson Share offered pursuant to the Offer unless the Offeror has announced an improvement to the terms of the competing offer of at least 1 pence per Scott Wilson Share within seven days of the third party offer being made.

The irrevocable undertaking from Aviva is in respect of 2,374,144 Scott Wilson Shares, representing approximately 3.2 per cent. of the existing issued ordinary share capital of Scott Wilson. This irrevocable undertaking will cease to be binding if: (i) a third party announces a firm intention to make an offer under which the consideration is not less than 10% greater than the value per Scott Wilson Share offered pursuant to the Offer; (ii) the Offer Document is not posted to Scott Wilson Shareholders within 28 days of today (or such longer period as the Offeror and Scott Wilson may, with the consent of the Panel, determine); (iii) the Offer lapses or is withdrawn; (iv) this undertaking is required to be withdrawn by any court or competent regulator; or (v) if there is a material change in the information relating to the Offer upon which Aviva based its decision to provide this undertaking.

7.                                     The Loan Note Alternative

As an alternative to all or part of the cash consideration to which they would otherwise be entitled under the Offer, accepting Scott Wilson Shareholders, other than Restricted Overseas Persons, will, subject to the conditions and further terms set out in the Offer Document and (in respect of certificated Scott Wilson Shares) the Form of Acceptance, be entitled to elect to receive Loan Notes to be issued by the Offeror on the following basis:

for each £1 of cash consideration £1 nominal of Loan Notes

The Loan Notes will be issued by the Offeror, credited as fully paid, in amounts and integral multiples of £1 and the balance of any entitlement that is not a whole multiple of £1 will be disregarded and not issued. The Loan Notes will constitute direct, unsecured and unsubordinated obligations of the Offeror and will be guaranteed as to payment of principal by CH2M HILL. The Loan Notes will bear interest at a rate of 0.25 per cent., below six-month sterling LIBOR to be determined on the first Business Day of each interest period. Interest will be payable by yearly instalments in arrears (less any tax where deduction thereof is required by law) on 31 December in each year up to and including 31 December 2015 (each an “interest payment date”). The first payment of interest will be made on 31 December 2010. On that date, interest will be paid in respect of the period from (and including) the date of issue of the relevant Loan Notes to (but excluding) 31 December 2010. The Loan Notes will be redeemable, on not less than 14 days’ notice, in whole for cash at par at the option of noteholders on a date being either 30 June or 31 December in any year between the first date on which all of the relevant holding of Loan Notes has been in issue for more than six months and 31 December 2015 (both dates inclusive) (a “redemption date”).

Unless the Offeror decides otherwise, no Loan Notes will be issued by the Offeror unless the aggregate nominal value of all Loan Notes to be issued as a result of valid elections for the Loan Note Alternative exceeds £3 million. If such aggregate nominal value is less than £3 million, any such election shall, unless the Offeror decides otherwise, be void and the relevant Scott Wilson Shareholders will be deemed to have elected for cash. The Offeror may redeem all (but not some only) of the Loan Notes (so long as they have all been in issue for at least six months) if at any time less than £3 million of the Loan Notes remains outstanding. The maximum nominal amount of the Loan Notes shall be £30 million in aggregate. In the event that Loan Note elections are received in excess of such nominal amount, the Offeror shall scale back allocations of the Loan Notes pro rata (rounding down any fractions to the nearest whole number). The Offeror may purchase any Loan Notes which have been in issue for more than six months at a price by tender available to all holders of Loan Notes alike, or otherwise by agreement with any holders of Loan Notes. The Loan Notes may be redeemed in accordance with their terms. If not previously redeemed, the final redemption date will be 31 December 2015. Any Loan Notes outstanding on the final redemption date will be redeemed at par together with any accrued interest (less any tax where deduction thereof is required by law) on that date. In relation to any redemption date falling on or after the first anniversary of the date of issue of each of the relevant Loan Notes, the Loan Notes may be redeemed, at the option of the holder or the issuer, in US dollars. The Loan Notes will not be transferable (other than by a noteholder to a spouse/civil partner, parent, child, certain family members or a family trust of any of them) and no application will be made for them to be listed on, or dealt on, any stock exchange or other trading facility.

The Loan Notes that may be issued in connection with the Offer are not and will not be registered under the United States Securities Act of 1933, as amended, or under the relevant securities laws of any state, district or other jurisdiction of the United States. Accordingly, Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from the United States (or to any residents thereof) if to do so would constitute a violation of the relevant laws of such jurisdiction.

In addition, the relevant clearances and registrations have not been, and will not be, sought or obtained, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be publicly offered in compliance with applicable securities laws of Australia, Canada or Japan (or any province or territory thereof, if applicable) or any other jurisdiction. Accordingly, the Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from Australia, Canada or Japan (or to any residents thereof) or any other jurisdiction (or to any residents in that jurisdiction) if to do so would constitute a violation of the relevant laws of that jurisdiction.

The Loan Note Alternative is conditional upon the Offer becoming or being declared unconditional in all respects.

Further details of the Loan Notes will be contained in the Offer Document.

8.            Management and employees

CH2M HILL knows Scott Wilson, respects the very capable people it has around the world and attaches great importance to the skills and experience of the existing management and employees. Accordingly, it is intended that Hugh Blackwood, Chief Executive Officer of Scott Wilson, will be invited to join CH2M HILL’s executive management team and run a significant part of the combined international operations from London. It is also anticipated that Hugh Blackwood will be nominated to join CH2M HILL’s main board and it is intended that other members of Scott Wilson’s senior management will have significant roles within the combined group.

CH2M HILL believes that its model of employee ownership and its cultural affinity with Scott Wilson will enable employees to fulfil their potential and enhance the service they deliver to their customers.

Following the Offer becoming unconditional in all respects, the accrued employment rights, including pension rights, of all employees of Scott Wilson will be fully safeguarded. CH2M HILL’s current plans do not involve any material change in the conditions of employment of the employees of Scott Wilson or location of Scott Wilson’s places of business. The CH2M HILL Directors believe that following completion of the Offer, the financial covenant of Scott Wilson will be improved.

9.            Scott Wilson Share Schemes

The Offer will extend to any Scott Wilson Shares unconditionally allotted or issued and fully paid on or prior to the date on which the Offer closes (or, such earlier date as the Offeror may, subject to the Code, decide) pursuant to the exercise of options under any of the Scott Wilson Share Schemes.

To the extent that such options have not been exercised, participants in the Scott Wilson Share Schemes will be written to separately and appropriate proposals will be made to such participants in due course.  It is currently intended that such proposals will be made once the Offer becomes or is declared unconditional in all respects.

10.          Financing the Offer

The cash consideration payable by the Offeror under the terms of the Offer will be funded from CH2M HILL’s existing cash resources.

Rothschild is satisfied that sufficient financial resources are available to the Offeror to satisfy in full the cash consideration payable under the terms of the Offer.

11.          Disclosure of interests in Scott Wilson

CH2M HILL confirms that it will make an Opening Position Disclosure disclosing relevant details pursuant to Rule 8.1(a) of the Code.

12.          Conditionality of the Offer

The Offer will be subject to the Conditions and the further terms set out in Appendix 1 and the terms and conditions to be set out in the Offer Documentation when issued.  The Offer will be conditional upon, amongst other things the Offeror receiving valid acceptances of the Offer in respect of not less than 90 per cent. of the Scott Wilson Shares to which the Offer relates (or such lower percentage as the Offeror may decide provided that such Condition will not be satisfied unless the Offeror and/or any other members of the CH2M HILL Group have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Scott Wilson Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Scott Wilson).

CH2M HILL believes that no material anti-trust or regulatory issues are likely to arise in relation to the Offer.

13.          Overseas Scott Wilson Shareholders

The distribution of this announcement to, and the availability of the Offer to, persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction.  Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdiction.  Further details in relation to overseas Scott Wilson Shareholders will be contained in the Offer Documentation.

14.          Withdrawal rights

Scott Wilson Shareholders will have the ability to withdraw their acceptances only in limited circumstances to the extent permitted by applicable law and the Code, as will be described in more detail in the Offer Documentation.

15.          Compulsory acquisition, delisting and cancellation of trading

If the Offeror receives acceptances of the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Scott Wilson Shares to which the Offer relates and assuming all other Conditions of the Offer have been satisfied or waived (if they are capable of being waived), the Offeror intends to exercise its rights pursuant to the provisions of sections 979 to 991 (inclusive) of the Companies Act to acquire compulsorily the remaining Scott Wilson Shares to which the Offer relates on the same terms as the Offer.

If the Offer becomes or is declared unconditional in all respects and the Offeror receives acceptances of the Offer which result in the Offeror and/or any other members of the CH2M HILL Group holding Scott Wilson Shares carrying in aggregate more than 75 per cent. of the total number of Scott Wilson Shares, CH2M HILL intends to procure that Scott Wilson applies to the UK Listing Authority for the cancellation of listing of Scott Wilson Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Scott Wilson Shares on its main market for listed securities.  It is anticipated that the cancellation of listing on the Official List and cancellation of trading on the London Stock Exchange will take effect no earlier than 20 Business Days after the date on which the Offeror has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire Scott Wilson Shares carrying 75 per cent. of the voting rights attaching to the issued ordinary share capital of Scott

Wilson.  Such cancellation and delisting will significantly reduce the liquidity and marketability of any Scott Wilson Shares not assented to the Offer.

Following such cancellation and delisting, CH2M HILL intends to procure that Scott Wilson re-registers from a public limited company to a private limited company.

16.          General

This announcement does not constitute an offer to purchase or an invitation to sell any Scott Wilson Shares and any response to the Offer should be made only on the basis of the information contained in the Offer Documentation.

The Offer Documentation will be posted (other than to persons resident in a Restricted Jurisdiction) as soon as reasonably practicable after, and in any event within 28 days of, the date of this announcement (unless agreed otherwise with the Panel).

The Offer will be governed by English law and will be subject to the jurisdiction of the English courts. The Offer will be subject to the applicable requirements of the Code.

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on CH2M HILL’s website at www.ch2m.com during the course of the Offer.

Appendix 2 contains definitions of certain terms used in this announcement.  Details of the sources and bases of certain information set out in this announcement are included in Appendix 3.

Enquiries

CH2M HILL	Jacqueline Rast	+44 (0) 207 404 5959

Rothschild (Financial Adviser)	Paul Simpson Stuart Vincent	+44 (0) 207 280 5000

Investec (Corporate Broker)	Keith Anderson Charlie Batten	+44 (0) 207 597 5110 +44 (0) 207 597 5184

Brunswick	Kate Holgate Jayne Rosefield	+44 (0) 207 404 5959

This announcement does not constitute or form part of any offer or invitation to sell or purchase any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, pursuant to the Offer or otherwise.  The Offer will be made solely by the Offer Documentation which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted.  Please carefully read the Offer Documentation in its entirety before making a decision with respect to the Offer.

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for CH2M HILL and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than CH2M HILL and the Offeror for providing the protections afforded to clients of Rothschild or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Rothschild nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Rothschild in connection with this announcement, any statement contained herein or otherwise.

Investec, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for CH2M HILL and the Offeror and for no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than CH2M HILL and the Offeror for providing the protections afforded to clients of Investec or for providing advice in relation to this matter, the content of this announcement or any matter referred to herein.  Neither Investec nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Investec in connection with this announcement, any statement contained herein or otherwise.

The Offer shall be made solely by the Offeror and neither Rothschild nor Investec nor any of their respective affiliates are making the Offer.

Notice to Overseas Scott Wilson Shareholders

The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are located. In particular, the Offer will not be made directly or indirectly into the United States, Canada, Australia or Japan. Persons who are not resident in the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements.

Unless otherwise determined by the Offeror, the Offer is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of any Restricted Jurisdiction and will not be capable of acceptance by any such use, means or facility or from within any such Restricted Jurisdiction.  Accordingly, unless otherwise determined by the Offeror, copies of this announcement and any documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send any such documents in or into or from any such Restricted Jurisdiction, as doing so may invalidate any purported acceptance of the Offer.  Any person (including, without limitation, custodians, nominees and trustees) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Offer Documentation and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of any relevant jurisdiction.  Neither the US Securities and Exchange Commission (the “SEC”) nor any US state securities commission has approved or disapproved this Offer or passed upon the adequacy or completeness of this document or the Offer Documentation.  Any representation to the contrary is a criminal offence.

Further details in relation to overseas Scott Wilson Shareholders will be contained in the Offer Documentation.

The Loan Notes that may be issued pursuant to the Offer are not, and will not be, registered under the United States Securities Act 1933, as amended, or under the relevant securities laws of any state, district or other jurisdiction of the United States. Accordingly, Loan Notes may not be offered, sold, resold or delivered, directly or indirectly in, into or from the United States (or to any residents thereof) if to do so would constitute a violation of the relevant laws of such jurisdiction. In addition, the relevant clearances and registrations have not been, and will not be, sought to enable the Loan Notes to be offered in compliance with the applicable securities laws of Canada, Australia or Japan (or any province or territory thereof, if applicable) or any other jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. Accordingly, Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from Canada, Australia or Japan (or to any residents thereof) or any other jurisdiction (or to residents in that jurisdiction) if to do so would constitute a violation of the relevant laws of such jurisdiction.

This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

In accordance with normal UK market practice, the Offeror or any person acting on its behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Scott Wilson Shares other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the UK.

Forward-Looking Statements

This announcement, including information included in this announcement, contains “forward-looking statements” concerning CH2M HILL and the CH2M HILL Group and Scott Wilson and the Scott Wilson Group that are subject to risks and uncertainties.  Information in this announcement relating to Scott Wilson has been compiled from published sources.  Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Many of these risks and uncertainties relate to factors that are beyond the companies’ ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behaviour of other market participants.  Neither CH2M HILL nor the Offeror can give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither CH2M HILL nor the Offeror undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the CH2M HILL Group, the Scott Wilson Group or the Enlarged Group following completion of the Offer unless otherwise stated.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Please be aware that addresses, electronic addresses and certain other information provided by Scott Wilson Shareholders, persons with information rights and other relevant persons (for example, participants in the Scott Wilson Share Schemes) for the receipt of communications from Scott Wilson may be provided to an offeror during the offer period as required under Section 4 of Appendix 4 to the Code.

Publication on websites

A copy of this announcement is and will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on CH2M HILL’s website at www.ch2m.com during the course of the Offer.

If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

1.            Conditions of the Offer

The Offer will be subject to the following Conditions (as amended if appropriate):

(A)       valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the Code, decide) in respect of not less than 90 per cent. (or such lower percentage as the Offeror may decide) (1) in nominal value of the Scott Wilson Shares to which the Offer relates, and (2) of the voting rights attached to those shares, provided that this condition shall not be satisfied unless the Offeror and/or any other members of the Wider CH2M HILL Group shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Scott Wilson Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Scott Wilson (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any Scott Wilson Shares which may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise). For the purposes of this Condition:

(i)         shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Scott Wilson;

(ii)        the expression “Scott Wilson Shares to which the Offer relates” shall be construed in accordance with Part 28 of the Companies Act;

(iii)       valid acceptances shall be deemed to have been received in respect of the Scott Wilson Shares which are treated for the purposes of section 979 of the Companies Act as having been acquired or contracted to be acquired by CH2M HILL by virtue of acceptances of the Offer; and

(iv)       Scott Wilson Shares that cease to be held in treasury before the Offer becomes or is declared unconditional as to acceptances are Scott Wilson Shares to which the Offer relates;

(B)          except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Scott Wilson Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which, in each case as a consequence of the Offer or the proposed acquisition of any shares or other securities in Scott Wilson or because of a change in the control or management of Scott Wilson or otherwise would, could or might result in (to an extent which is material in the context of the Wider Scott Wilson Group taken as a whole):

(i)            any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness pursuant to facilities which are available to such member as at the date of this announcement being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)           any such agreement, arrangement, licence, permit, lease or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)          any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member;

(iv)          the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

(v)           the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)          the financial or trading position or prospects of any such member being prejudiced or adversely affected;

(vii)         any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)        the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Scott Wilson Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition;

(C)          no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, stock exchange, trade agency, association, institution or any other similar body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might be expected to:

(i)            require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider CH2M HILL Group or any member of the Wider Scott Wilson Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof in a manner or to an extent which is material in the context of the Wider CH2M HILL Group or the Wider Scott Wilson Group, respectively, taken as a whole;

(ii)           require, prevent or materially delay the divestiture by any member of the Wider CH2M HILL Group of any shares or other securities in Scott Wilson;

(iii)          impose any limitation on, or result in a delay in, the ability of any member of the Wider CH2M HILL Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Scott Wilson Group or the Wider CH2M HILL Group or to exercise voting or management control over any such member thereof in a manner or to an extent which is material in the context of the Wider CH2M HILL Group or the Wider Scott Wilson Group, respectively, taken as a whole;

(iv)          otherwise adversely affect the business, assets, profits or prospects of any member of the Wider CH2M HILL Group or of any member of the Wider Scott Wilson Group in a manner or to an extent which is material in the context of the Wider CH2M HILL Group or the Wider Scott Wilson Group, respectively, taken as a whole;

(v)           make the Offer or its implementation or the acquisition or proposed acquisition by the Offeror or any member of the Wider CH2M HILL Group of any shares or other securities in, or control of, Scott Wilson void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)          except in connection with the Offer, require any member of the Wider CH2M HILL Group or the Wider Scott Wilson Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Scott Wilson Group or the Wider CH2M HILL Group owned by any third party;

(vii)         impose any material limitation on the ability of any member of the Wider CH2M HILL Group or the Wider Scott Wilson Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other members of the Wider Scott Wilson Group or the Wider CH2M HILL Group respectively; or

(viii)        result in any member of the Wider Scott Wilson Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could institute, implement or threaten any action,

proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Scott Wilson Shares having expired, lapsed or been terminated;

(D)          all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the Wider CH2M HILL Group of any shares or other securities in, or control of, Scott Wilson and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions, waiver of pre-emption rights and approvals (“Authorisations”) necessary or reasonably deemed appropriate by the Offeror or CH2M HILL for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Scott Wilson by any member of the Wider CH2M HILL Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider Scott Wilson Group has entered into contractual arrangements and all such Authorisations, together with all Authorisations necessary or appropriate to permit or enable any member of the Wider Scott Wilson Group to carry on its business remaining in full force and effect in such case where the absence of such authorisation could have a material adverse effect on the Wider Scott Wilson Group taken as a whole, and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional;

(E)           except as Disclosed, no member of the Wider Scott Wilson Group having, since 2 May 2010:

(i)            save for Scott Wilson Shares issued pursuant to the exercise of options granted under the Scott Wilson Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)           save for the grant of options under the Scott Wilson Share Schemes in the ordinary course, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)          save as between Scott Wilson and wholly-owned subsidiaries of Scott Wilson (“Intra-Scott Wilson Group Transactions”) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)          save for Intra-Scott Wilson Group Transactions, merged with or demerged from any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest;

(v)           save for Intra-Scott Wilson Group Transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)          issued, authorised or proposed the issue of any debentures or other debt securities or incurred or increased any indebtedness or liability (actual or contingent) or proposed to do any of the foregoing;

(vii)         purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(viii)        implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement;

(ix)          entered into or materially changed the terms of any contract with any director or senior executive of a member of the Scott Wilson Group;

(x)           entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is outside of the ordinary course of business and of a long term, onerous or unusual nature or magnitude or which restricts or could restrict the businesses of any member of the Wider Scott Wilson Group or the Wider CH2M HILL Group or which involves or could involve an obligation of such a nature or magnitude;

(xi)          terminated or varied the terms of any agreement or arrangement between any member of the Scott Wilson Group and any other person in a manner which would or might have a material adverse effect on the financial position or prospects of the Scott Wilson Group taken as a whole;

(xii)         taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xiii)        entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Scott Wilson Group or the Wider CH2M HILL Group other than to a nature and extent which is normal in the context of the business concerned;

(xiv)        been unable, or admitted that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xv)         made any alteration to its memorandum or articles of association or other incorporation documents or, except for any change required by reason of a concurrent change in applicable law, regulation or generally accepted accounting practice, to any method of accounting or accounting practice used by it on the date hereof and which, in any case, is materially adverse in the context of the Wider Scott Wilson Group taken as a whole; or

(xvi)        waived, settled or compromised any claim otherwise than of an immaterial amount in the ordinary course of business;

(xvii)       entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(xviii)      having made or agreed or consented to any change to:

(a)           the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Scott Wilson Group for its directors, employees or their dependents;

(b)           the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)           the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(d)           the terms or basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or met (including, without limitation, any changes which relate to or result from any purchase of a bulk annuity or longevity or financial hedging instrument in respect of some or all of those liabilities); or

(xix)      proposed, agreed to provide or modified the terms of any Scott Wilson Share Scheme or other incentive scheme relating to the employment or termination of employment of any person employed by the Scott Wilson Group;

(F)           except as Disclosed, since 2 May 2010:

(i)            no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Scott Wilson Group which is material in the context of the Wider Scott Wilson Group taken as a whole;

(ii)           no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Scott Wilson Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider Scott Wilson Group having been instituted announced or threatened or remaining outstanding in respect of any member of the Wider Scott Wilson Group which, in any such case, might have a material adverse effect on the Wider Scott Wilson Group taken as a whole;

(iii)          no contingent or other liability having arisen or become apparent to the Offeror which, in any such case, could reasonably be expected to have a material adverse effect on the Wider Scott Wilson Group taken as a whole;

(iv)          no steps having been taken which will or might reasonably be expected to result in the withdrawal, cancellation, termination or material adverse modification of any licence held by any member of the Wider Scott Wilson Group which is necessary for the proper carrying on of its business; and

(v)           no member of the Wider Scott Wilson Group having taken (or agreed or committed to take) any action which requires, or would require, the consent of the Panel or the approval of Scott Wilson Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code.

(G)          the Offeror not having discovered:

(i)            that any financial, business or other information concerning the Wider Scott Wilson Group as contained in the information publicly disclosed (and not publicly corrected) by means of an announcement on a Regulatory Information Service at any time by or on behalf of any member of the Wider Scott Wilson Group prior to the date of this announcement is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)           that any member of the Wider Scott Wilson Group or a partnership, company or other entity in which any member of the Wider Scott Wilson Group has a significant economic interest and which is not a subsidiary undertaking of Scott Wilson is subject to any material liability (contingent or otherwise); or

(iii)          any information which adversely affects the import of any information disclosed to CH2M HILL at any time by or on behalf of any member of the Wider Scott Wilson Group; and

(H)          except as Disclosed, the Offeror not having discovered that (to an extent which is material in the context of the Wider Scott Wilson Group taken as a whole):

(i)            any past or present member of the Wider Scott Wilson Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Scott Wilson Group; or

(ii)           there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Scott Wilson Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Scott Wilson

Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction.

2.            Certain further terms of the Offer

(A)          The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions above, except for Condition 1(A).

(B)          Conditions 1(B) to 1(H) (inclusive) must be fulfilled, or waived, by midnight on the 21st day after the later of the first closing date of the Offer and the date on which Condition 1(A) is fulfilled (or in each such case such later date as the Offeror may, with the consent of the Panel, decide).  The Offeror shall be under no obligation to waive or treat as satisfied any of Conditions 1(B) to 1(H) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other Conditions of the offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

(C)          If the Offeror is required by the Panel to make an offer for Scott Wilson Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

(D)          Scott Wilson Shares acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.  Accordingly, insofar as a dividend and/or a distribution and/or a return of capital is proposed, declared, made, paid or becomes payable by Scott Wilson in respect of a Scott Wilson Share on or after the date of this announcement and prior to the Offer becoming or being declared unconditional in all respects or lapsing of being withdrawn, CH2M HILL reserves the right to reduce the price payable under the Offer in respect of a Scott Wilson Share by the amount of the dividend and/or distribution and/or return of capital except insofar as the Scott Wilson Share is or will be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it. To the extent that a reduction in the price payable pursuant to the Offer in respect of a Scott Wilson Share is to apply in respect of a dividend and/or distribution and/or return of capital but that reduction in price has not been effected, the person to whom the Offer Price is paid in respect of that Scott Wilson Share will be obliged to account to the Offeror for the amount of such dividend or distribution or return of capital.

(E)           If the Offer lapses it will cease to be capable of further acceptance. Scott Wilson Shareholders who have accepted the Offer and the Offeror shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

(F)           The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the

United Kingdom should inform themselves about and observe any applicable requirements.

(G)          The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

(H)          The Offer will be on the terms and will be subject to the Conditions set out in paragraph 1 above, those terms which will be set out in the Offer Documentation and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.  This announcement does not constitute an offer or invitation to purchase Scott Wilson Shares or any other securities.

(I)            The Offer will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out below and in the formal Offer Documentation (including any applicable Form of Acceptance).  The Offer will comply with the applicable rules and regulations of the Financial Services Authority and the London Stock Exchange and the Code.

(J)           If:

(i)          the Offeror waives, in whole or in part, all or any of the Conditions above (excluding Condition 1(A)), as set out in paragraph 2(A) above;

(ii)         the Offeror is required by the Panel to make an offer for Scott Wilson Shares under the provisions of Rule 9 of the Code, and the Offeror alters any of the above Conditions as necessary to comply with the provisions of that Rule; or

(iii)        the price payable under the Offer in respect of a Scott Wilson Share is reduced by the amount of a dividend and/or a distribution and/or a return of capital (where the Scott Wilson Share is or will not be transferred pursuant to the Offer on a basis which entitles the Offeror alone to receive the dividend and/or distribution and/or return of capital and to retain it), as set out in paragraph 2(D)above, the Offeror will extend the Offer Period and take such further action as required by the Panel, the Code or other applicable law.

(K)          The Offer will lapse (unless otherwise agreed by the Panel) if it is referred to:

(i)          the Competition Commission;

(ii)         a serious doubts investigation under Article 6(1)(c) of Council Regulation (EC) 139/2004; or

(iii)        the Competition Commission following a reference back by the European Commission to a competent authority in the United Kingdom under Article 9 of Council Regulation (EC) 139/2004,

before 1.00 p.m. on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later.

APPENDIX 2

DEFINITIONS

The following definitions apply throughout this announcement, unless otherwise stated or the context otherwise requires:

“Australia”	the Commonwealth of Australia, its territories and possessions;

“Business Day”	any day, other than a Saturday, Sunday or public or bank holiday, on which banks are generally open for business in the City of London;

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof;

“CH2M HILL”

CH2M HILL Companies, Ltd, a company incorporated in the United States in the state of Delaware whose principal place of business is 9191 South Jamaica Street, Englewood, Co 80112, PO Box 22508, Denver, Co 80222-0508;

“CH2M HILL Board” or “CH2M HILL Directors”	the directors of CH2M HILL as at the date of this announcement;

“CH2M HILL Group”	CH2M HILL and each of its subsidiaries and subsidiary undertakings from time to time;

“Code”	the City Code on Takeovers and Mergers;

“Companies Act”	the Companies Act 2006 (as amended);

“Conditions”	the conditions to the Offer which are set out in paragraph 1 of Appendix 1 to this announcement;

“Disclosed”

disclosed in Scott Wilson’s annual report and accounts for the financial year ended 3 May 2009 or in Scott Wilson’s interim report for the half year ended 1 November 2009 or in Scott Wilson’s preliminary announcement on 28 June 2010 of its results for the financial year ended 2 May 2010 or as publicly announced by Scott Wilson in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules and/or on a Regulatory Information Service prior to the date of this announcement;

“Disclosure Rules and Transparency Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“Enlarged Group”	the combined CH2M HILL Group and Scott Wilson Group from the date on which the Offer becomes or is declared wholly unconditional;

“Form of Acceptance”	the form of acceptance, election and authority, relating to the Offer which will accompany the Offer Document;

“Japan”	Japan, its provinces and territories and all areas subject to its jurisdiction and any political sub-division thereof;

“LIBOR”

the British Bankers’ Association Interest Settlement Rate for the offering of sterling deposits for a period of twelve months displayed on the appropriate page of the Telerate screen at or about 11.00 a.m. (London time) on the first day of the relevant interest period or, if such day is not a Business Day, on the next succeeding Business Day;

“Listing Rules”

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“Loan Note(s)”	the unsecured guaranteed loan notes of £1 each to be issued by the Offeror pursuant to the Loan Note Alternative;

“Loan Note Alternative”	the loan note alternative whereby eligible Scott Wilson Shareholders who validly accept the Offer may elect to receive Loan Notes;

“London Stock Exchange”	London Stock Exchange plc;

“Offer”

the cash offer to be made by the Offeror to acquire all the Scott Wilson Shares on the terms and conditions set out in this announcement and on and subject to the full terms and conditions to be set out in the Offer Documentation and, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document”

the document to be posted to Scott Wilson Shareholders and others following the date of this announcement containing, amongst other things, the terms and conditions of the Offer and certain information about Scott Wilson, the Scott Wilson Group, the Offeror and the CH2M HILL Group;

“Offer Documentation”	the Offer Document and the accompanying Form of Acceptance to be posted to Scott Wilson Shareholders and others following the date of this announcement;

“Offeror”

CH2M HILL Star Holdings Limited, a company limited by shares incorporated in England with registered number 7262036 and registered address Avon House, Kensington Village, Avonmore Road, London W14 8TS;

“Offeror Directors”	the directors of the Offeror as at the date of this announcement;

“Offer Period”	the period commencing on (and including) 7 June 2010 and ending on the date on which the Offer becomes or is declared unconditional as to acceptances or lapses;

“Offer Price”	245 pence per Scott Wilson Share;

“Official List”	the Official List of the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended);

“Panel”	the Panel on Takeovers and Mergers;

“pounds sterling”, “£” or “pence” or “p”	the lawful currency of the United Kingdom;

“Regulatory Information Service”	any of the services set out in Appendix 3 to the Listing Rules;

“Restricted Jurisdiction”

any of the United States, Australia, Canada or Japan and any other jurisdiction where the relevant action including, where the context so requires, extension or acceptance of the Loan Note Alternative would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which the Offeror regards as unduly onerous;

“Restricted Overseas Person”

a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any person whom the Offeror believes to be in, or resident in, or with a registered address in the United States, Australia, Canada or Japan and any custodian, nominee or trustee holding Scott Wilson Shares for persons in such jurisdictions and persons in any other jurisdiction (other than persons in the UK) whom the Offeror is advised to treat as restricted overseas persons in order to observe the laws of such jurisdiction or to avoid the requirement to comply with any governmental or other consent or any registration, filing or other formality which the Offeror regards as unduly onerous;

“Rothschild”	N M Rothschild & Sons Limited;

“Scott Wilson”	Scott Wilson Group plc, a company registered under the Companies Act (registered under number 5639381, with registered office at Scott House, Alencon Link, Basingstoke, Hampshire RG21 7PP);

“Scott Wilson Board” or “Scott Wilson Directors”	the directors of Scott Wilson as at the date of this announcement;

“Scott Wilson Group”	Scott Wilson and each of its subsidiaries and subsidiary undertakings from time to time;

“Scott Wilson Shareholders”	the holders of Scott Wilson Shares, from time to time;

“Scott Wilson Shares”

the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 10 pence each in the capital of Scott Wilson and any further such shares which are unconditionally allotted or issued on or prior to the date on which the Offer closes or, subject to the provisions of the Code, such earlier date or dates as the Offeror may decide, but excluding in both cases any such shares held or which become held in treasury;

“Scott Wilson Share Schemes”

the Scott Wilson Long Term Incentive Plan, the Scott Wilson SAYE Share Option Scheme, the Scott Wilson Unapproved Share Option Scheme and the Scott Wilson Approved Share Option Scheme and any other arrangements for involving the employees of Scott Wilson and/or members of the Scott Wilson Group in the ordinary share capital of Scott Wilson;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

“USD” or “$” or “US$”	US dollars, the lawful currency of the United States;

“Wider Scott Wilson Group”

Scott Wilson and its subsidiary undertakings, associated undertakings and any other undertaking in which Scott Wilson and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act); and

“Wider CH2M HILL Group”

CH2M HILL and its subsidiary undertakings, associated undertakings and any other undertaking in which CH2M HILL and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act).

For the purposes of this announcement “subsidiary”, “subsidiary undertaking”, and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations.

Certain other capitalised terms not otherwise defined above are defined and used elsewhere in this document.

Words importing the singular shall include the plural and vice versa.

All times referred to in this document are London times unless otherwise stated.

APPENDIX 3

SOURCES OF INFORMATION, BASES OF CALCULATION AND OTHER INFORMATION

In this announcement:

1.             Unless otherwise stated:

•      financial information relating to the CH2M HILL Group has been extracted or derived (without any adjustment) from CH2M HILL’s Form 10-k for the fiscal year ended 31 December 2009. Revenues quoted do not include the CH2M HILL proportion of revenues earned by unconsolidated joint venture entities in which CH2M HILL has a partial ownership interest equal to or less than 49.9 per cent.; and

•      financial information relating to the Scott Wilson Group has been extracted or derived (without any adjustment) from Scott Wilson’s preliminary announcement of its results for the financial year ended 2 May 2010.

2.             The value placed by the Offer on the entire existing issued and to be issued ordinary share capital, and other statements (including the size of shareholdings) made by reference to the existing issued and to be issued ordinary share capital, of Scott Wilson are based on, as applicable, the Offer Price of 245 pence per Scott Wilson Share, 73,595,034 Scott Wilson Shares in issue and an additional 3,443,882 Scott Wilson Shares issuable on the exercise of share options (including those options relating to the Scott Wilson Long Term Incentive Plan) and certain deferred consideration shares issuable in respect of the acquisition of Roscoe Postle Associates, Inc as at 25 June 2010.

3.             Unless otherwise stated, all prices quoted for Scott Wilson Shares have been derived from the Daily Official List of the London Stock Exchange and represent closing middle market prices on the relevant date.

4.             The Offer Price premium calculations have been calculated by reference to prices of:

•      182 per cent. to the closing price of 87.0 pence for each Scott Wilson Share on 4 June 2010, the last trading day prior to 7 June 2010, the date on which Scott Wilson announced that it had received approaches with regard to a possible acquisition of Scott Wilson;

•      105 per cent. to the closing price of 119.5 pence for each Scott Wilson Share on 25 June 2010, the latest practicable Business Day prior to the date of this announcement; and

•      168 per cent. to the average closing price of 91.3 pence for each Scott Wilson Share for the three months prior to and including 4 June 2010.